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                                                                    Exhibit 10.1

                                CABOT CORPORATION
                 NON-EMPLOYEE DIRECTORS' STOCK COMPENSATION PLAN

                                 First Amendment

         Pursuant to the terms of the Cabot Corporation Non-Employee Directors' Stock Compensation Plan (the "Plan"), Cabot Corporation (the "Company"), as authorized by its Board of Directors, hereby amends the Plan as follows, effective as to shares of common stock of the Company issuable under the Plan in fiscal years of the Company ended after 2003:

         1. Section 1 of the Plan is hereby amended by deleting the words "disinterested persons" and inserting in their place the words "non-employee directors".

         2. Section 4 of the Plan is hereby amended to read in its entirety as follows:

         "4. Eligibility

         Only Non-employee Directors shall be eligible to participate in the Plan."

         3. Section 5 of the Plan is hereby amended to read in its entirety as follows:

         "On the date of the January meeting of the Board of Directors (or if no such meeting is held, on January 15th) in each fiscal year of the Company, the Company shall issue 2,000 shares of Common Stock to each Non-employee Director as a portion of his or her annual compensation received as a Non-employee Director. In the event the Director is first elected after the commencement of the fiscal year, the shares issuable to him or her shall be prorated. Notwithstanding the foregoing, the shares otherwise issuable to any Non-employee Director who has elected deferral pursuant to Section 8 below shall be issued on a deferred basis in accordance with Section 8."

         4. Section 8 of the Plan is hereby redesignated as Section 9, and a new
Section 8 is added immediately prior thereto to read in its entirety as follows:

         "8. Deferral.

         a. Not later than the preceding September 15 except as provided in the following sentence, a Non-employee Director may elect as hereinafter provided to defer the receipt of any shares that would otherwise have been issuable to the Non-employee Director on the January date specified in Section 5. An individual who becomes a Non-employee Director after September 15 but before January 1 may elect as hereinafter provided, within thirty (30) days after becoming a Non-employee Director but before said January 1, to defer receipt of the prorated share award that would otherwise have been issuable in said January.


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         b.       Each election to defer under this Section 8 shall be made on such form and pursuant to such administrative rules as the Board of Directors or its delegate may prescribe.

         c. For each share of Common Stock deferred hereunder there shall be credited to a memorandum account on the books of the Company (each, an "Account") a unit representing one share of Common Stock (each, a "Stock Unit"). Stock Units credited to a participant's Account shall be subject to adjustment on the same basis as shares of Common Stock pursuant to Section 6 above. On the payment date of any cash dividend with respect to the Common Stock, there shall be credited to the Account of each participant in the Plan an amount equal to the dividend that would have been payable on the Stock Units then credited to the Account had such Stock Units been outstanding shares of Common Stock. The cash amount so credited to each Account shall be periodically adjusted for notional interest using the "Moody's Rate" as that term is defined in, and as such rate is from time to time determined under, the Company's Deferred Compensation Plan.

         d. As soon as practicable following the retirement, death or other termination of service on the Board of Directors of any Non-employee Director for whom an Account is maintained hereunder, there shall be paid to the Non-employee Director (or to his or her designated beneficiary, in the event of death) shares of Common Stock equal in number to the number of Stock Units then credited to the Account plus cash equal to the cash amounts, if any, then credited to the Account. Notwithstanding the foregoing, if the Non-employee Director so elects not later than one (1) year prior to retirement, death or other termination, his or her Account shall instead be paid out in annual installments over a period not to exceed ten
                  (10) years, with each such installment consisting of (i) shares of Common Stock equal to the number of Share Units then credited to the Account divided by the number of remaining installments, rounded down to the nearest whole share, plus
                  (ii) cash equal to the cash then credited to the Account divided by the number of remaining installments. During any installment payout period, amounts credited to the Account shall continue to be adjusted for notional dividends and interest in accordance with this Section 8.

         e. Any beneficiary designation for purposes of this Section 8 shall be made on such form and pursuant to such administrative rules as the Board of Directors or its delegate may prescribe. In the absence of a valid beneficiary designation, a Non-employee Director's beneficiary for purposes of this
                  Section 8 shall be deemed to be his or her estate."

         5. Section 9 of the Plan (as hereinabove redesignated) is hereby amended by deleting clause b.(1).



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         IN WITNESS WHEREOF, Cabot Corporation has caused this instrument of amendment to be executed this 10th day of January, 2003 by its officer duly authorized thereto.

                                         CABOT CORPORATION


                                         By: /s/ Robby D. Sisco
                                            -------------------------------
                                            Name:  Robby D. Sisco
                                            Title: Vice President